Exhibit 99.1

news

Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation Elects Charles Haggerty to Board of Directors

New Director Brings 37 Years of Experience in Data Storage and Information Technologies

OAKDALE, Minn., Oct. 8 /PRNewswire-FirstCall/ — Imation Corp. (NYSE: IMN - News) today announced that Charles Haggerty, former Chairman and Chief Executive Officer of Western Digital Corporation, has been elected to the Company’s board of directors. The addition of Haggerty increases the size of Imation’s Board of Directors to nine members.

“We are very pleased to have Chuck Haggerty join Imation’s board of directors,” said Bruce Henderson, Imation Chairman and CEO. “His extensive experience in the data storage industry, combined with his specific knowledge in the development and marketing of short life-cycle, technology-based products, will be invaluable, and his presence will further strengthen the Imation board.”

Haggerty was named President and Chief Operating Officer of Western Digital in June 1992, and Chairman, President and Chief Executive Officer in 1993, where he served until his retirement in 2000. Prior to this position, Haggerty had a successful 29-year career with IBM, rising to the post of vice president and general manager of the company’s worldwide OEM storage marketing business. Haggerty first joined IBM in 1964, and held a variety of management positions in production, distribution, marketing, industrial engineering, and finance throughout his career with the company.

Haggerty has extensive board experience in a number of industries, and currently serves on the boards of Pentair Corporation, Beckman Coultier, Inc., Deluxe Corporation and Engenio Information Technologies, Inc.

Haggerty is a native of Minnesota and holds a Bachelor of Arts degree from the University of St. Thomas.

Haggerty was elected as a Class II board member, for a term to expire at the Annual Meeting of Shareholders in 2007. Other members of Imation’s Board of Directors include:

•	Bruce A Henderson; chairman and chief executive officer, Imation Corp.;

•	Michael S. Fields, chairman and chief executive officer, The Fields Group;

•	Linda W. Hart, vice chairman and chief executive officer, Hart Group, Inc., and lead director, Imation’s Board of Directors;

•	Ronald T. LeMay, representative executive officer, Japan Telecom and industrial partner, Ripplewood Holdings LLC; former president and chief operating officer, Sprint Corporation;

•	L. White Matthews, III, former executive vice president and chief financial officer Union Pacific and former executive vice president and chief financial officer, Ecolab, Inc. and Corporation;

•	Charles Reich, executive vice president, 3M Health Care;

•	Glen A Taylor; chairman, Taylor Corporation

•	Daryl J. White, former senior vice president of finance and chief financial officer, Compaq Computer Corporation and former president and chief financial officer, Legerity, Inc.

About Imation Corp

Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. As the only U.S.-based manufacturer of advanced magnetic data storage media, Imation has a heritage in removable data storage media that spans more than 50 years, since the introduction of the first data storage tape in 1953. Today, Imation continues to be the leader of removable data storage media, offering the broadest product portfolio in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, and serving customers in more than 100 countries, in both business and consumer markets. Revenues in 2003 were $1.16 billion. As of June 2004, Imation employed approximately 2,800 people worldwide and revenues from outside the U.S. contributed approximately 58 percent of total sales. With more than 300 technology scientists and more than 330 data storage patents in the U.S., Imation continues to pioneer today’s proven magnetic, flash and optical media technologies. Additional information about Imation is available on the company’s website at http://www.imation.com, or by calling 1-888-466-3456.